Exhibit 99.2

American Dairy Appoints New Independent Director
as Chairman of Audit Committee

BEIJING and LOS ANGELES, August 5, 2010 /PRNewswire Asia-FirstCall/ -- American Dairy, Inc. (NYSE: ADY; "American Dairy" or the "Company"), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced that its Board of Directors  (the “Board”) has appointed Mr. Sean Shao as an independent director of the Board, Chairman of the Audit Committee of the Board, a member of the Nominating Committee, and a member of the Compensation Committee, effective immediately.  Mr. Shao takes over for Ms. Tracy Lee, who chaired the Audit Committee from January 2008 until her resignation from the Board on July 31, 2010.

Sean Shao has been a member of our Board since August 2010.  Mr. Shao currently serves as a member of the board of directors of AsiaInfo-Linkage, Inc., a Chinese telecommunications software solutions company, where he has served since July 2010, China Medicine Corporation, a Chinese medicine distributor and developer, where he has served since May 2010, Chairman of the Nominating Committee of Agria Corporation, a Chinese agricultural company, where he has served since November 2008, and Chairman of the Audit Committee of each of Renhuang Pharmaceuticals Inc., a Chinese pharmaceutical company, where he has served since April 2010, China Recycling Energy Corporation, a Chinese energy recycling system design company, where he has served since October 2009, Yongye International, Inc., a Chinese agricultural company, where he has served since April 2009, China Nuokang Bio-Pharmaceutical, Inc., a Chinese biopharmaceutical company, where has served since September 2008.

Mr. Shao served as the chief financial officer of Trina Solar Limited, a Chinese alternative energy company, from August 2006 to June 2008.  Mr. Shao served as the chief financial officer of ChinaEdu Corporation, a Chinese educational service provider, from September 2005 to August 2006. Mr. Shao served as the chief financial officer of Watchdata Technologies Ltd., a Chinese security software company from August 2004 to September 2005.  He previously worked at Deloitte & Touche CPA Ltd. for approximately a decade.  Mr. Shao received his master’s degree in healthcare administration from the University of California, Los Angeles and his bachelor’s degree in art from East China Normal University. Mr. Shao is a member of the American Institute of Certified Public Accountants.  Mr. Shao has extensive experience as an independent director and as an executive officer in U.S. public companies operating in China and provides the Board with valuable insight in public company accounting and corporate finance.

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, "We are pleased to welcome Mr. Shao to the Board of American Dairy.  We look forward to working with Mr. Shao and believe that he will strengthen our Board with his wealth of knowledge and experience in accounting and finance, executive management, and international operations.”  Mr. Leng also noted, “We appreciate the valuable service that Tracy Lee provided to the Board over the years, and we wish her well in her future endeavors.”

About American Dairy, Inc.
American Dairy, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns. American Dairy has over 200 company-owned milk collection stations, two dairy farms, seven production facilities with an aggregate milk powder production capacity of approximately 1,250 tons per day and an extensive distribution network that reaches over 95,000 retail outlets throughout China. For more information about American Dairy, please visit http://www.americandairyinc.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company's operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company's plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "targets," "could," "would," and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company's actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2009 and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In Beijing: Chunmei Shen: 86-10-8457-4688 ext.8810
                   shenchunmei@americandairyinc.com